EXHIBIT 11.1

                          COMMUNITY CAPITAL CORPORATION
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

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                                                                    YEAR ENDED DECEMBER 31,
PRIMARY AND FULLY DILUTED EARNINGS PER SHARE                     1994         1995         1996
--------------------------------------------                     ----         ----         ----

Net income ..................................................$  584,856   $  533,868   $  705,820
Add: Interest income from assumed purchase of government
  securities,  net of tax ...................................    55,866       52,666       27,629
                                                             ----------   ----------   ----------
Adjusted net income for fully diluted shares ................$  640,722   $  586,534   $  733,449
                                                             ==========   ==========   ==========

Weighted average number of common shares outstanding(2) .....   624,087      929,561    1,218,031
Dilutive stock equivalents (1) (2) ..........................   180,735      140,574      138,595
                                                             ----------   ----------   ----------
       Total common stock and equivalents ...................   804,822    1,070,135    1,356,626
                                                             ==========   ==========   ==========

Primary and fully diluted net income per share ..............      0.80         0.55         0.54


(1)  Computed using the treasury stock method.
(2)  Restated for the effects of the 5% stock dividend in May 1996.


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